EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF
FOREST GLADE INTERNATIONAL INC.


KNOW ALL MEN BY THESE PRESENTS:


That we the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Nevada and do hereby certify:

ONE

The name of this corporation is FOREST GLADE INTERNATIONAL INC.

TWO

The resident agent of said corporation shall be Pacific Corporate Services Company, 7631 Bermuda Road, Las Vegas, NV., 89123 and such other offices as may be determined by the By-Laws in and outside the State of Nevada.

THREE

The objects to be transacted, business and pursuit and nature of the business, promoted or carried on by this corporation are and shall continue to be engaged in any lawfiil activity.

FOUR

The members of the governing board shall be styled Directors and the first Board of Directors shall consist of one (1). The number of stockholders of said corporation shall consist of one (1). The number of directors and shareholders of this corporation may, from time to time, be increased or decreased by an amendment to the By-Laws of this corporation in that regard, and without the necessity of amending these Articles of Incorporation. The name and address of the first Board of Directors and of the Incorporator signing these Articles as follows:

STACEY MCGRILLEN
307-19533 FRASER HWY
SURREY, B.C. CANADA, V3S 6K7

FIVE

The Corporation is to have perpetual existence.

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SIX

The total authorized capitalization of this Corporation shall be and is the sum of 200,000,000 shares of Common Stock at $0.001 par value, said stock to carry hill voting power and tile said shares shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property, or services, the stock of other corporations or other values, rights, or things, and the judgement of the Board of Directors as to the value thereof shall be conclusive.

SEVEN

The capital stock shall be and remain non-assessable. The private property of the stockholders shall not be liable for the debts or liabilities of the Corporation.


IN WITNESS WHEREOF, I have set my hand this 25th day of August, 1998.



STACEY MCGRILLEN


Province of British Columbia
Canada

On this 25th day of August, 1998 before me, a Notary Public in and for said, Province of British Columbia, Canada. Personally appeared, Stacey McGrillen known to me to be the person whose name is subscribed to the foregoing instrument, and he duly acknowledged to me that he executed the same for the purpose therein mentioned.

IN WITNESS WHEREOF, I have set my hand and offered by official seal in, The City of Vancouver, Province of British Columbia, Canada, the day and year in this Certificate first above written.


Notary Public

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